FIRST AMENDMENT
TO THE AMENDED AND RESTATED FUND ACCOUNTING SERVICING AGREEMENT
THIS FIRST AMENDMENT dated April 26, 2022, to the Amended and Restated Fund Accounting Servicing Agreement (the "Agreement") dated as of October 22, 20220, as amended, is entered into by and between INTREPID CAPITAL MANAGEMENT FUNDS TRUST (the "Trust"), and U.S. BANCORP FUND
SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company
("USBGFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to update Exhibit A; and
WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.
NOW, THEREFORE, the parties agree as follows:
1.Effective immediately, the Intrepid Disciplined Value Fund shall be removed from Exhibit A.
2.    Effective June 6, 2022, Exhibit A of the Agreement is hereby superseded and replaced in its entirety with Exhibit A attached hereto.
Except to the extent amended hereby, the Agreement shall remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year ~~last~~ written ~~below~~ above.

INTREPID CAPITAL MANAGEMENT

By: /s/ Donald C. White

Name: Donald C. White

Title: Secretary/Treasurer

Date: 4/26/2022

U.S. BANCORP FUND SERVICES, LLC
FUNDS TRUST

By:     /s/ Jason Hadler

Name: Jason Hadler

Title: Sr. Vice President

Date: 02/02/2023

Exhibit A to the Amended and Restated Fund Accounting Servicing Agreement
Separate Series of Intrepid Capital Management Funds Trust
Name of Series
Intrepid Capital Fund Intrepid Small Cap Fund Intrepid Income Fund